Exhibit 10.1

Geneva Roth Remark Holdings, Inc.

February 8, 2022

Email:	rick@rivuletfilms.com

mw@rivuletfilms.com

RIVULET MEDIA INC.

1206 East Warner Road, Suite 101-I

Gilbert, Arizona 85296

Attn:	Rick Gean, Interim Chief Financial Officer Michael Witherill, President

RE: GENEVA ROTH REMARK HOLDINGS, INC. – Convertible Promissory Note

Ladies and Gentlemen:

With respect to the three (3) Convertible Promissory Notes made by RIVULET MEDIA INC. (the “Company”) payable to Geneva Roth Remark Holdings Inc. (“Geneva”) dated July 8, 2021, August 2, 2021, and September 7, 2021, respectively (collectively, the "Notes"), Geneva and the Company hereby agree to settle all claims and amounts due under the Notes and any other claims or disputes each may have against the other party in full pursuant to the following terms (such terms being the “Settlement Agreement”):

1)	Geneva agrees to accept $386,533.43 in full payment of the Notes, which shall be paid to Geneva in thirteen (13) weekly payments (each an “Installment Payment”). The first twelve (12) payments shall be in the amount of $30,000.00 each; and the final payment shall be in the amount of $26,533.43. The first payment shall be due February 11, 2022, with each subsequent payment due on each Friday thereafter until paid in full. The Company shall have the right to prepay the balance due hereunder in full or in part, at any time, with no prepayment penalty. All payments shall be made by bank wire transfer as set forth below.
2)	Provided that each Installment Payment is timely received by Geneva, no further interest or fees shall accrue on the balance of the Notes.
3)	If any Installment Payment shall not be timely made, this Settlement Agreement shall terminate and Geneva may pursue any remedies available to it pursuant to the terms of the Notes including conversion into common stock, provided, however, that all amounts paid by the Company hereunder shall be credited toward the outstanding amounts due under the Notes, in equal proportion between each of the Notes.

4)	Upon payment in full under this Settlement Agreement, each of Geneva and the Company, each on behalf of itself and its predecessors, successors, owners, subsidiaries, affiliates, directors, officers, employees, representatives, agents, and assigns (together, with respect to each party, that parties’ “Releasors”), hereby absolutely, unconditionally, and irrevocably (i) releases and discharges, fully and finally, the other party and that parties’ predecessors, successors, owners, subsidiaries, affiliates, directors, officers, employees, representatives, agents, and assigns (together, such parties’ “Released Parties”) from any and all manner of actions, suits, complaints, claims, judgments, liens, agreements, obligations, charges, and liabilities of whatsoever kind or character, whether known or unknown, absolute or contingent, at law or in equity, that the Releasors ever had, now have, or may in the future have against any of the Released Parties relating to or arising out of the Notes, the management and operation of the Released Parties, and any other facts or circumstances occurring prior to the date of this Settlement Agreement, and (ii) covenants not to institute any claim, suit, action, or proceeding against any of the Released Parties, whether at law or in equity, in any forum, relating to or arising out of the foregoing. Each party expressly acknowledges that this release is intended to include in its effect all claims within its scope that the Releasors does not know or suspect to exist in its favor at the time of execution of this Settlement Agreement, and that this Settlement Agreement contemplates the extinguishment of those claims. Each party is entering into this Settlement Agreement to buy its peace with each other party with respect to the above matters.

5)	The parties have entered into this Settlement Agreement for the purpose of settlement and compromise, and this Settlement Agreement, and all communications related thereto, constitute compromise offers and negotiations. This Settlement Agreement and its execution and performance do not constitute an admission by the parties as to liability or fault for any claims or defenses related to any matter. Neither the fact of this Settlement Agreement nor any of its provisions or communications related hereto shall be used (i) by any third party for any purpose nor, (ii) by any party to this Settlement Agreement against any other party, except to prove and enforce the terms of this Settlement Agreement.
6)	Each party represents and warrants (i) that it has the power and authority to enter into this Settlement Agreement and that this Settlement Agreement represents the binding obligations against each party, (ii) that it has consulted with counsel of such party’s own choosing prior to entering into this Settlement Agreement, (iii) that it has entered into this Settlement Agreement voluntarily, and (iv) that it has read this Settlement Agreement fully and carefully, has discussed it or has had reasonable opportunity to discuss it with such party’s counsel, and fully understands its terms.
7)	Notwithstanding Section 4.6 of the Notes, this Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to principles of conflicts of law, and the proper venue for any disputes arising hereunder shall be Maricopa County, Arizona.
8)	This Settlement Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written statements, conversations, and correspondence, and is intended by the parties to be the final expression of their agreement on all terms and conditions herein.

Payments to Geneva pursuant to this Settlement Agreement shall be made by wire transfer (or ACH) as follows:

Please include legal name or DBA in memo section identifying the merchant.

Bank Name:	***
Bank Address:	***
Routing Number:	***
Beneficiary Account Number:	***
Beneficiary:	***
Mailing Address:	***

Kindly confirm your agreement to the foregoing settlement terms by countersigning below and returning a countersigned copy of this Settlement Agreement. Thanks.

Geneva Roth Remark Holdings Inc.

/s/ Curt Kramer
Curt Kramer
President

Acknowledged and Agreed RIVULET MEDIA INC.

By:	/s/ Rick Gean
Rick Gean Interim Chief Financial Officer